EXHIBIT 99.1

Edible Garden Reports 22.9% First Quarter 2026 Revenue Growth and Advancement of Ready-to-Drink (RTD) Nutrition Platform

Retail Expansion, Operational Execution and Higher-Margin Product Growth Support Company’s Evolution Into a Diversified Clean-Label Nutrition Platform

Company Advances Midwest RTD Infrastructure Initiative and Tetra Pak Integration to Address Growing Demand for Shelf-Stable Functional Nutrition Solutions

Conference Call to Be Held Today at 8:00 a.m. ET

BELVIDERE, NJ, May 15, 2026 — Edible Garden AG Incorporated (“Edible Garden” or the “Company”) (Nasdaq: EDBL, EDBLW), a leader in controlled environment agriculture (CEA), locally grown, organic, and sustainable produce and products, today reported financial results for the three months ended March 31, 2026.

During the first quarter of 2026, the Company continued executing on its strategic evolution into a broader clean-label consumer packaged goods and ready-to-drink (“RTD”) nutrition platform, leveraging its controlled environment agriculture foundation, retail distribution network, and vertically integrated infrastructure to expand into higher-value and shelf-stable categories.

Financial & Operating Highlights

For the Three Months Ended March 31, 2026:

•	Revenue increased approximately 22.9% to approximately $3.3 million, compared to $2.7 million for the three months ended March 31, 2025, reflecting broad-based growth across cut herbs, vitamins and supplements, and branded condiments.

•	Cut Herb Sales increased approximately 46% year-over-year, driven by growth in existing accounts and new account contributions from Kroger and Weis Markets.

•	Vitamin and Supplements Sales increased approximately 27% year-over-year, reflecting continued demand across the Company’s better-for-you nutrition portfolio.

•	International Sales increased approximately 50% year-over-year reflecting continued expansion of the Company’s distribution footprint and growing demand across international markets.

•	Condiment Sales increased approximately 51% year-over-year, reflecting continued expansion of the Company’s value-added branded product portfolio.

•	Continued advancement of the Company’s Midwest RTD manufacturing platform, including progress related to the planned integration of Tetra Pak processing and packaging solutions.

“Our first quarter results reflect the continued momentum we are building across the business as the investments we made in our retail network, product portfolio, and operational infrastructure begin translating into measurable growth,” said Jim Kras, Chief Executive Officer of Edible Garden. “Revenue increased 22.9% year-over-year, supported by expansion across more than 6,000 retail locations, new and expanded relationships with major retail partners including Target and Safeway, and approximately 46% growth in cut herb sales.”

“The first quarter of 2026 represented an important step in our evolution as we continued expanding beyond our traditional greenhouse and fresh herb business into a broader clean-label nutrition and functional beverage platform. Leveraging the controlled environment agriculture foundation, operational infrastructure, vertically integrated platform, retail distribution network, and product development capabilities we have established over the past several years, we continue expanding into adjacent, expected higher-value and shelf-stable categories.

“During the quarter, we expanded our retail footprint with key partners including Target, Safeway, The Fresh Market, Hannaford, Busch’s Fresh Food Market, and Woodman’s Markets, while broadening distribution across our branded product portfolio, including Pickle Party™, Pulp®, Kick. Sports Nutrition®, Vitamin Whey®, and JEALOUSY GLP-1 support products. We believe the growing traction we are seeing across both retail distribution and branded products reflects increasing consumer and retailer demand for clean-label, wellness-focused, and functional nutrition offerings across multiple categories.”

“We believe the ready-to-drink category represents a significant long-term opportunity, with the global RTD market projected to grow from approximately $842.5 billion in 2025 to roughly $1.26 trillion by 2033. Through discussions with existing and prospective retail partners, we expect to see growing demand for scalable domestic production solutions that can deliver clean-label, shelf-stable functional nutrition products with consistency, transparency, and operational reliability, reflecting what we believe is a meaningful unmet need within the market. We believe our selection of Tetra Pak, a globally recognized leader in food processing and aseptic packaging solutions, further strengthened the foundation of our RTD platform, while our existing relationships across more than 6,000 retail locations position us to support future growth through established buyer relationships already in place.”

“Our foundation in controlled environment agriculture has allowed us to build deep expertise in traceability, sustainability, operational discipline, supply chain management, and retail execution. We believe our evolution into ready-to-drink and shelf-stable nutrition categories is a natural extension of our Farm-to-Formula® strategy and our commitment to delivering clean-label, responsibly produced products that meet evolving consumer demand. We are still in the early stages of this evolution, but we believe the foundation is in place: a growing retail network, an expanding branded product portfolio, and a path to RTD manufacturing with Tetra Pak. We remain focused on executing against these opportunities while continuing to position Edible Garden for potential improved margins, greater scalability, and long-term value creation,” concluded Kras.

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Financial Overview

Financial results for the first quarter of 2026 reflect continued revenue growth and retail expansion, alongside ongoing investment in the Company's platform-driven growth initiatives.

Results for the Three Months Ended March 31, 2026

Revenue for the three months ended March 31, 2026, was approximately $3.3 million, compared to $2.7 million for the three months ended March 31, 2025, an increase of approximately $0.6 million, or 22.9%. The increase in revenue was primarily attributable to continued growth in the Company’s cut herb portfolio across its retail customer base, which increased approximately $0.6 million, or 45.9%, supported by growth in existing accounts and new account contributions from Kroger and Weis Markets. Revenue growth was broad-based, with year-over-year dollar sales increases across hydroponic basil, wheatgrass, vitamins and supplements, and condiments, reflecting the expanding reach of the Company's diversified product portfolio across its growing retail footprint.

Operating expenses were $10.0 million for the three months ended March 31, 2026, compared to $5.6 million for the three months ended March 31, 2025. The increase of $4.4 million or 77.5% was primarily due to increase in cost of goods sold and depreciation expense and amortization. Increase in cost of goods sold was primarily driven by increased sales and a portfolio shift to cut herbs, which is primarily sourced from third party growers at higher cost. Depreciation expense increase of $2.5 million was primarily due to accelerated depreciation of certain fixed assets as a result of the Company’s pivot to RTD clean nutrition manufacturing.

The Company recorded an income tax benefit of approximately $3.4 million for the three months ended March 31, 2026, primarily related to a valuation allowance release in connection with the sale of certain state tax benefits under the New Jersey Economic Development Authority’s Technology Business Tax Certificate Transfer Program.

Net loss was $3.7 million, compared to a net loss of approximately $3.3 million for the three months ended March 31, 2025. Net loss per common share was approximately $(5.25) for the three months ended March 31, 2026, compared to approximately $(24.74) for the three months ended March 31, 2025.

Conference Call

Edible Garden will host a conference call today at 8:00 A.M. Eastern Time to discuss the Company’s financial results for the three months ended March 31, 2026, as well as the Company’s corporate progress and other developments.

The conference call will be available via telephone by dialing toll-free +1 888-506-0062 for U.S. callers or +1 973-528-0011 for international callers and entering access code 794078. A webcast of the call may be accessed at https://www.webcaster4.com/Webcast/Page/2914/54011 or on the investor relations section of the company’s website, https://ediblegardenag.com/presentations/.

A webcast replay will be available on the investor relations section of the Company’s website through March 31, 2027. A telephone replay will be available approximately one hour following the call, through April 14, 2026, and can be accessed by dialing +1 877-481-4010 for U.S. callers or +1 919-882-2331 for international callers and entering access code 53775.

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ABOUT EDIBLE GARDEN®

Edible Garden AG Incorporated is a leader in controlled environment agriculture (CEA), delivering locally grown, organic, better-for-you, sustainable produce and products through its Zero-Waste Inspired® next-generation farming model. Available in over 6,000 retail locations across the United States, Caribbean, and South America, Edible Garden is at the forefront of the CEA and sustainability technology movement, distinguished by its advanced safety-in-farming protocols, sustainable packaging, patented GreenThumb software, and innovative Self-Watering in-store displays. The Company operates state-of-the-art, vertically integrated greenhouses and processing facilities, including Edible Garden Heartland in Grand Rapids, Michigan; Edible Garden Prairie Hills in Webster City, Iowa; and its headquarters at Edible Garden Belvidere in New Jersey. It also partners with a network of contract growers strategically located near major U.S. markets to ensure freshness and reduce environmental impact. The Company is also expanding its Prairie Hills facility in Webster City, Iowa, into a dedicated ready-to-drink (RTD) clean nutrition manufacturing hub, supporting its Farm-to-Formula® strategy and its expansion into higher-margin, shelf-stable nutrition categories.

Edible Garden’s proprietary GreenThumb 2.0 software—protected by U.S. Patents US 11,158,006 B1, US 11,410,249 B2, and US 11,830,088 B2—optimizes vertical and traditional greenhouse growing conditions while aiming to reduce food miles. Its patented Self-Watering display (U.S. Patent No. D1,010,365) is designed to extend plant shelf life and elevate in-store presentation. In addition to its core CEA operations, Edible Garden owns three patents in advanced aquaculture technologies: a closed-loop shrimp farming system (US 6,615,767 B1), a modular recirculating aquaculture setup with automated water treatment and feeding (US 10,163,199 B2), and a sensor-driven ammonia control method utilizing electrolytic chlorine generation (US 11,297,809 B1).

The Company has been recognized as a FoodTech 500 firm by Forward Fooding, is a multi-year participant in Walmart’s Project Gigaton and a Giga Guru designee and has received NRG’s Excellence in Energy Award for its commitment to measurable environmental performance and energy stewardship. Edible Garden also develops and markets a growing line of nutrition and specialty food products, including Vitamin Way® and Vitamin Whey®—plant and whey protein powders—and Kick. Sports Nutrition, a premium performance line for health-conscious athletes seeking cleaner, better-for-you options. The Company’s offerings further include fresh, sustainable condiments such as Pulp fermented gourmet and chili-based sauces, as well as Pickle Party, a collection of fermented fresh pickles and krauts.

Learn more at https://ediblegardenag.com

For Pulp products, visit https://www.pulpflavors.com.

For Vitamin Whey® products, visit https://vitaminwhey.com.

For Kick. Sports Nutrition products, visit https://kicksportsnutrition.net/

Watch the Company’s latest corporate video here.

Forward-Looking Statements

This press release contains forward-looking statements, including with respect to the Company’s ability to improve its financial results, the Company’s growth strategies, the Company’s ability to expand and develop into new product lines, the Company’s ability to expand its distribution network and relationships, and its performance as a public company. The words “believe,” “continue,” “design,” “focus,” “expect,” “intend,” “look ahead” “opportunity,” “plan,” “potential,” “seek,” “strategy,” “target,” “will,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions, including, market and other conditions and the Company’s ability to achieve its growth objectives, and other factors set forth in the Company’s filings with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K for the year ended December 31, 2025 and subsequent quarterly reports on Form 10-Q. Actual results might differ materially from those explicit or implicit in the forward-looking statements.The Company undertakes no obligation to update any such forward-looking statements after the date hereof to conform to actual results or changes in expectations, except as required by law.

Investor Contacts:

Crescendo Communications, LLC

212-671-1020

EDBL@crescendo-ir.com

Tables Follow

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EDIBLE GARDEN AG INCORPORATED

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except shares and par value)

March 31,
2026

ASSETS

Current assets:
Cash	$1,952
Accounts receivable, net	1,586
Inventory, net	1,342
Prepaid expenses and other current assets	720
Total current assets	5,600

Property, equipment and leasehold improvements, net	7,503
Operating lease right-of-use assets	3,985
Finance lease right-of-use assets	59
Intangible assets, net	297
Other assets	35

TOTAL ASSETS	$17,479

LIABILITIES AND STOCKHOLDERS EQUITY
LIABILITIES:
Current liabilities:
Accounts payable and other accrued expenses	$5,090
Current maturities of operating lease liabilities	229
Current maturities of finance lease liabilities	47
Short-term debt, net of discounts	2,196
Derivative liability	165
Total current liabilities	7,727

Long-term liabilities:
Long-term debt, net of discounts	194
Long-term operating lease liabilities	708
Long-term finance lease liabilities	17

Total long-term liabilities	919
Total liabilities	8,646

COMMITMENTS AND CONTINGENCIES (Note 13)

STOCKHOLDERS EQUITY:
Common stock ($0.0001 par value, 100,000,000 shares authorized, 1,565,058 and 593,423 shares outstanding as of December 31, 2025 and December 31, 2024, respectively)(1)	-
Preferred stock ($0.0001 par value, 10,000,000 shares authorized, 14,187 and 15,154 shares outstanding as of March 31, 2026 and December 31, 2025, respectively)	14,187
Additional paid-in capital	56,671
Obligation to issue shares	287
Accumulated deficit	(62,312)

Total stockholders equity	8,833

TOTAL LIABILITIES AND STOCKHOLDERS EQUITY	$17,479

(1) Adjusted to reflect the stock splits

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EDIBLE GARDEN AG INCORPORATED

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per-share information)

	Three Months Ended
	March 31,
	2026	2025
Revenue	$3,341	2,718

Cost of goods sold	4,390	2,789
Selling, general and administrative expenses	2,905	2,608
Depreciation and amortization	2,724	248
Gain on sale of asset	-	(1)
Total operating expenses	10,019	5,644

Loss from operations	(6,678)	(2,926)

Other income (expenses)
Interest expense, net	(150)	(440)
Loss on sale of tax benefit	(235)	-
Other income / (loss)	40	42
Total other income (expenses)	(345)	(398)

Loss before income taxes	(7,023)	(3,324)
		-
Income tax benefit:
Discrete benefit from valuatino allowance release	3,354	(3,324)
		(25)
NET LOSS	$(3,669)	(3,324)

Net Income / (Loss) per common share - basic and diluted (1)	$(5.25)	(24.74)

Weighted-Average Number of Common Shares Outstanding Basic and Diluted (1)	752,460	134,333

(1) Adjusted to reflect the stock splits

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